Exhibit 10.1

ICONIX BRAND GROUP, INC.

2018 CASH INCENTIVE AWARD AGREEMENT

To:

Date of Award: March 15, 2018

You are hereby awarded (the “Award”), effective as of the date hereof, the right to receive a cash incentive amount of $[●] (the “Cash Incentive Amount”). The Award is granted pursuant to the Iconix Brand Group, Inc. 2016 Omnibus Incentive Plan (the “Plan”), subject to certain vesting restrictions specified below (the “Vesting”).

This Award is intended to comply with the terms of the Plan. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

Vesting

The Cash Incentive Amount shall vest in forty-eight equal bi-monthly installments on the 15th and last days of each month, beginning March 31, 2018 and ending March 15, 2020 (each, a “Time Vesting Date”) subject to your continuous employment with the Company through each Time Vesting Date.

Notwithstanding the foregoing, in the event of a termination of your employment with Iconix Brand Group, Inc., a Delaware corporation (the “Company”) prior to any Time Vesting Date, any then unvested portion of the Cash Incentive Amount as of the Date of Termination shall be forfeited, provided, however, that in the event of a termination of your employment by the Company without Cause within 24 months after a Change in Control, the unvested portion of the Cash Incentive Amount (if any) shall immediately vest on the date of such termination and shall be paid to you within thirty (30) days of such date of termination, provided, further, however, that if the event comprising the Change in Control is an event pursuant to which a successor to the Company does not assume the Company’s obligations under this Agreement or enter into an agreement with you containing substantially similar terms to this Agreement, then the unvested portion of the Cash Incentive Amount (if any) shall vest immediately and be paid to you upon the Change in Control.

Payment

Except as set forth in the preceding paragraph, any vested portion of the Cash Incentive Amount shall be distributed to you, or your successors and assigns, as the case may be, within 15 days after the applicable Time Vesting Date.

Tax Withholding	The Company shall have the right to withhold from the Cash Incentive Amount or any installment thereof an amount sufficient to fulfill its or its Affiliate’s obligations for any applicable withholding and employment taxes.
Employee Benefit Plans	For the avoidance of doubt, the Cash Incentive Amount shall not be “compensation” (as defined in the applicable employee benefit plan) for purposes of any employee benefit plan sponsored by the Company. For the avoidance of doubt, the Cash Incentive Amount shall not constitute “base salary” for any purpose.
Non-Transferability	This Award is not transferable.
No Effect on Employment	Nothing herein guarantees your employment for any specified period of time. This means that either you or the Company or any of its Affiliates may terminate your employment at any time for any reason, with or without cause, or for no reason. You recognize that, for instance, you may terminate your employment or the Company or any of its Affiliates may terminate your employment prior to any Time Vesting Date.
No Effect on Corporate Authority	You understand and agree that the existence of this Agreement will not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stocks with preferences ahead of or convertible into, or otherwise affecting the common shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Arbitration	Any dispute or disagreement between you and the Company with respect to any portion of this Agreement or its validity, construction, meaning, performance or your rights hereunder shall, unless the Company in its sole discretion determines otherwise, be settled by arbitration, at a location designated by the Company, in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration you will attempt to resolve any disputes or disagreements with the Company over this Agreement amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the disputes or disagreements will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, you and the Company may resolve the dispute by settlement. You and the Company shall equally share the costs charged by the American Arbitration Association or its successor, but you and the Company shall otherwise be solely responsible for your own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on you and the Company. Further, neither you nor the Company shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award.
Governing Law	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.
Notices	Any notice you give to the Company must be in writing and either hand-delivered or mailed to the executive office of the Company. If mailed, it should be addressed to the Secretary or General Counsel of the Company. Any notice given to you will be addressed to you at your address as reflected on the personnel records of the Company. You and the Company may change the address for notice by like notice to the other. Notice will be deemed to have been duly delivered when hand-delivered or, if mailed, on the day such notice is postmarked.
Agreement Subject to Plan; Entire Agreement	This Agreement shall be subject to the terms of the Plan in effect on the date hereof, subject to “Conflicting Terms” below, which terms are hereby incorporated herein by reference and made a part hereof. This Agreement constitutes the entire understanding between the Company and you with respect to the subject matter hereof and no amendment, supplement or waiver of this Agreement, in whole or in part, shall be binding upon the Company unless in writing and signed by the Chairman of the Compensation Committee or other signatory authorized by the Board or the Compensation Committee.
Conflicting Terms	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan in effect on the date hereof, the terms of the Plan will control.

Please sign the Acknowledgement attached to this Cash Incentive Award Agreement and return it to the Company’s Secretary, thereby indicating your understanding of and agreement with its terms and conditions.

ICONIX BRAND GROUP, INC.

By:

ACKNOWLEDGMENT

I hereby acknowledge receipt of a copy of the Plan. I hereby represent that I have read and understood the terms and conditions of the Plan and of the Cash Incentive Award Agreement. I hereby signify my understanding of, and my agreement with, the terms and conditions of the Plan and of the Cash Incentive Award Agreement. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Compensation Committee concerning any questions arising under the Plan with respect to this Cash Incentive Award Agreement. I accept this Cash Incentive Award Agreement in full satisfaction of any previous written or oral promise made to me by the Company or any of its Affiliates with respect to a Cash Incentive Amount pursuant to the Plan.

Date:

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